UNITED STATES                           OMB APPROVAL
      SECURITIES AND EXCHANGE COMMISSION               OMB NUMBER: 3235-0058
                                                       Expires: May 31, 1997
                                                       Average estimated burden
                                                       hours Washington, D.C.
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                FORM 12B-25
                                                             SEC FILE NUMBER
         NOTIFICATION OF LATE FILING
                                                                CUSIP NUMBER


(Check one): X Form 10-K    Form 11-K    Form 20-F    Form 10-Q    Form N-SAR
            ---          ---          ---          ---          ---

For Period Ended: December 31, 1998

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Read  Instructions (on back page) Before  Preparing Form.  Please Print or Type.
Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.

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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

                        PART I -- REGISTRANT INFORMATION

                               LEADVILLE CORPORATION
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                             Full Name of Registrant

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                            Former Name if Applicable

                        2851 South Parker Road, Suite 610
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                     Address of Principal Executive Officer
                              (Street and Number)

                               Aurora, Colorado 80014
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                            City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

           (        (a) The reasons described in reasonable detail in Part
                    III of  this  form  could  not be  eliminated  without
                    unreasonable effort or expense;
   X       (        (b) The subject annual report or semi-annual report/portion
---------           thereof  will be  filed  on or  before  the  fifteenth
                    calendar day following the prescribed due date; or the subject quarterly report or transition report on Form
                    10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
           (        (c) The accountant's statement or other exhibit required by
                    Rule 12b-25(c) has been attached if applicable.



PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

The audit is not yet completed and cannot be completed by the required filing date of March 31, 1999 without unreasonable cost and effort.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification

         JOHN H. GASPER                 317                596-0735
    --------------------------        ---------       -----------------
             (Name)                  (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is
     no, identify report(s).           X  Yes         No
                                    ------     ------
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                Yes      X    No
                          -----        ------

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                              LEADVILLE CORPORATION
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     MARCH 31, 1999                     By: /s/ John H. Gasper
      ---------------------                     -------------------------------
                                                     President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001)


GENERAL INSTRUCTIONS

1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.
2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of public record in the Commissions files.
3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.
4. Amendments to the notification must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amendment notification.